Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 22 day of May, 2013 (the "Effective Date") by and between: Beijing Luck Sky oriental power engineering LLC, a corporation duly organized under law and having an usual place of business at China (hereinafter referred to as the “Company") and Beize Finance Consultant International LLC (USA) (hereinafter referred to as the "Consultant").

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.            TERM. Commencing as of the Effective Date, and continuing for a period of ____ (_18_) months (the “Term”). This Agreement may be renewed or extended for any period as may be agreed by the parties.

2.	DUTIES AND SERVICES.

(a)	in accordance with the Company's development strategy, Consultant shall help develop the company organizational structure and operation plan of the overall capital program;
(b)	Consultant seek to create the conditions to achieve the company listed on NASDAQ as the goal, to develop the listing plan; and guidance on the legal and financial works;
(c)	in order to implement the listing plan; based on the interests of the Company, the Consultant shall recommend accounting firms, law firms , securities companies, financial advisers and other qualified intermediaries, and set up the coordination and supervision of the work of the agency listed above;
(d)	According to the actual needs of the company, provide targeted replenishment solutions and help introduce strategic investors;
(e)	According to the plan, try to organize the road show and fund rising;

(d)    In performing the Services, Consultant shall comply, to the best of his/her knowledge, with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company’s business.

3.            CONSULTING FEE.

(a)    Subject to the provisions hereof, the Company shall pay Consultant a consulting fee of $500 Dollars for each hour of Services provided to the Company (the "Consulting Fee"). The Consultant shall submit monthly, on the Company’s standard reporting form, a listing of his/her hours, the Duties performed and a summary of his/her activities. The Consulting Fee shall be paid within fifteen (15) days of the Company’s receipt of the report and invoice.

(b)    Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred in the performance of his/her Duties, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

15.          GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of China applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in China .

EXECUTED, under seal, effective as of the Effective Date.

LUCK SKY

/s/ Zhou Jian

Zhou Jian

CONSULTANT

/s/ Daqi Cui

Daqi Cui